Exhibit 23.6

上海市徐汇区沪闵路9333号徐汇万科中心H座3层

Floor 3rd, Wanke Center H, Xuhui, No. 9333 Humin Rd. Xuhui District, Shanghai, China

电话/Tel: (8621) 5108 2699

网址：https://www.iresearch.com.cn

July 24, 2023

Cheche Group Inc.

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Re: Cheche Group Inc.’s Registration Statement on Form F-4

Ladies and Gentlemen,

We understand that Cheche Group Inc. (the “Company”) plans to file a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed business combination among the Company, Cheche Technology Inc., Prime Impact Acquisition I and Cheche MergerSub Inc. (the “Proposed Business Combination”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Business Combination, and in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
iResearch Consulting Group

/s/ Zhang Yu